Exhibit 99.1

Cyclone Power Technologies Files Annual Report on Form 10-K

And Releases Progress Letter to Shareholders

POMPANO BEACH, FL, April 16, 2013. Cyclone Power Technologies (www.cyclonepower.com) (OTCQB: CYPW) has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2012, and has released the following progress report to its shareholders:

Dear Shareholders:

Greetings from South Florida. Our year ended December 31, 2012 was marked by increased revenue and decreased expenses, as well as key technological growth and solid business development. Our Annual Report on Form 10-K was timely filed with the Securities & Exchange Commission today, which we urge our shareholders to review. Some notable achievements throughout the past year and forecasts for the current year are highlighted below:

Revenue & Profitability

We exceeded our forecasts by generating $1.13 million in revenue in 2012, which represented a 350% increase over 2011, and achieved a gross profit of approximately $483,000. We believe these results clearly demonstrate that we are on the right path to profitable expansion. For 2013, we are forecasting a doubling of our revenue followed by even greater growth in 2014 resulting from the anticipated shift of our engines from prototype to production by the end of the current year.

In addition to exceeding our revenue forecasts for the year, we succeeded in reducing our operating expenses by 8%, as compared to the previous year. Most recently in 2013, we scaled back costs even further by shifting a substantial amount of our parts machining to our new in-house fabrication shop and reducing employee hours and efforts on non-revenue producing projects. Overall, our operating loss in 2012 was $2.9 million, which represented a 24% improvement over the previous year. It is important to note that only approximately $1.1 million of this loss represented actual cash used in operations or capital expenses. The net loss per weighted average share for the year 2012 was ($0.01) compared to ($0.15) in 2011, which was skewed by a non-cash derivative liability charge of almost $20 million. In 2012 we eliminated all derivative liabilities on our books.

As you can see, our revenue in 2012 was approximately equal to our cash expenditures for the year. This is an extremely encouraging sign for future growth. With expenses already being reduced and revenue expected to increase materially in the current year, we forecast that we could be at a cash “break-even” point by the end of 2013 and in an even stronger position in 2014.

We remain focused on augmenting revenue via development contracts and licensing agreements, as well as the sale of products and prototypes. We expect to receive about $650,000 from our contract with the U.S. Army in the first half of 2013, and another $300,000 from our license with the Irish equipment manufacturer Combilift within the following six months. Additionally, we have contracts in various stages of negotiation that could generate another $2 million in revenue over the following 12 to 24 months. We cannot guarantee that we will be successful in closing these new contracts, but we are cautiously optimistic that these or other opportunities will materialize in the coming quarters.

Funding & Future Growth

The successful implementation of our operational goals and revenue-generating initiatives will require us to seek additional financing, which we are committed to accomplishing in the least dilutive manner for our shareholders. In 2012 we established working relationships with three strong investment funds that collectively provided us with over $750,000 in debt and equity financing; and in 2013, we added another fund with commitments to provide up to an additional $500,000. Much of the debt we issued is convertible into common shares, typically at floor prices slightly above market. We believe that these considerations are important to limiting dilution and putting Cyclone in a stronger cash position over the long term.

We have also submitted approximately $1.5 million in grant applications and proposals with the Department of Defense, USAID and other government offices, which could provide non-dilutive funding and positive cash flow for our development. Additionally, we are in discussions with the State of Ohio to provide low interest loans and grants for machinery purchases, facility expansion and technology research.

With respect to our Land Speed Record vehicle, we believe that this asset can also generate funding for Cyclone, especially as we start testing and running the car in the coming months. We have had interest from corporations and private investors in sponsoring or outright purchasing the vehicle, either of which could provide us with substantial non-dilutive funding. The possibility of breaking the land speed record for steam power vehicles this year could also attract new strategic partners to provide development support and private investors to provide project-based capital.

As for our Cyclone-WHE division, it was initially established to provide a corporate entity for the operation of our waste-to-power business, as well as another funding option for investors who prefer to invest in non-public companies. We are actively seeking partnership arrangements for this company, and believe that this strategy could be successful over the coming year in raising additional capital for both Cyclone and the subsidiary entity.

Engine Development & Delivery

The core of our business, engine development and delivery, continued on-course throughout 2012, and during the year we met several important milestones that will be instrumental in propelling us to the next stage of growth. Below is a recap of some of these achievements:

U.S. Army: On time and within budget, we met the first two milestones under our $1.4 million contract with the U.S. Army / TACOM, and believe we have developed a very good working relationship with our contracting officers there. We are presently working on securing Phase 2 funding to continue development through the next several years. We believe that this ultra-compact, multi-fuel capable 10kWe power generator for combat vehicles and mobile military or emergency operations is an extremely important technology for myriad government and commercial customers.

Phoenix Power / WHE: We commenced integration of our Waste Heat Engine (WHE-25) with Phoenix Power’s waste oil combustion system, which marked an important technological milestone for Cyclone. We estimate completion for this integrated system can be achieved and in-field demonstrations conducted in 2013.

Raytheon: We delivered two engines to Raytheon on time and within budget. This was another significant milestone for Cyclone. With current military requirements and funding in this sector remaining uncertain, it is difficult to predict how this particular project will proceed. We maintain a good relationship with our engineering leads at Raytheon, and expect to continue to develop solutions for the undersea power and propulsion sector in the future.

Shift to Manufacturing: We signed a Letter of Intent to form a Joint Venture with Ohio-based manufacturer Precision CNC, and a multi-faceted development agreement with the prestigious Ohio State University’s Center for Automotive Research (CAR). These agreements mark two major steps forward in our plan to move our engines into commercial production this year.

Waste-to-Power: We secured several alliances needed to place our engines into fully operating systems, specifically in the small-scale waste-to-power market. These included teaming and development agreements for electric generators with Aura Systems, for biomass gasifiers with Enginuity Energy, and for methane combustors with B&W Construction. In 2013, we expect to complete integrated demonstration units with each of these partners.

Land Speed Record: Our efforts to claim the land speed record for steam powered vehicles advanced considerably in 2012 with the recruitment of two-time NHRA champion Nelson Hoyos, the construction of a brand new ultra-aerodynamic streamliner, and the successful (albeit not yet completed) dynamometer testing of our Mark 5 engine. As we have mentioned before, given our current manpower, paying customers and revenue generating contracts have priority over our LSR attempt. However, we are unified in the importance of this project and are confident that we will make it happen in the near future.

Combilift: We began work on the two Mark 5 engines for Combilift in 2012 as scheduled, and estimate delivery to our customer this year. To assist us in moving this project towards completion, we have recruited contractors with expertise in certain areas such as engine controls and condensing systems.

Overall, we are pleased with our operational and technological growth and milestones achieved in 2012, and determined to show even stronger results moving forward. Although there is more work to do to complete the development of our engines, move products into production and commence consistent revenue, we believe that the steps taken in 2012 have put us into a strong and favorable position to accomplish this plan.

On behalf of the entire Cyclone team, thank you for your support today and for your continued support of our revolutionary technology. We look forward to a very successful 2013 and beyond.

Sincerely,

/s/ Harry Schoell

Harry Schoell, Chairman & CTO

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Cyclone Power Technologies

Cyclone Power Technologies is the developer of the award-winning Cyclone Engine – an all-fuel, clean-tech engine with the power and versatility to run everything from waste energy electric generators and solar thermal systems to cars, trucks and locomotives. Invented by company founder and CEO Harry Schoell, the patented Cyclone Engine is a eco-friendly external combustion engine, ingeniously designed to achieve high thermal efficiencies through a compact heat-regenerative process, and to run on virtually any fuel - including bio-diesels, syngas or solar - while emitting fewer greenhouse gases and irritating pollutants into the air. The Cyclone Engine was recognized by Popular Science Magazine as the Invention of the Year for 2008, was included in a 2011 report by Popular Mechanics as an important waste energy technology for the future, and was twice presented with the Society of Automotive Engineers’ AEI Tech Award. Additionally, Cyclone was named Environmental Business of the Year by the Broward County Environmental Protection Department. For more information, visit www.cyclonepower.com.

Cyclone Investor Relations

American Capital Ventures

Howard Gostfrand, President

Tel: 305-918-7000

info@amcapventures.com

Company Contact

Christopher Nelson

Tel: 954-943-8721

info@cyclonepower.com

4